Exhibit 10.1

381 SOUTH CENTRAL

AVE. OV I E D O, F L 3 2 7 6 5

GO-TO-MARKET DIRECT TO DISTRIBUTOR AGREEMENT

All changes or additions to the agreement will be considered binding when agreed upon by Mr. Checkout and the Company through any form of written consent, including email communication.

By signing below, the Company agrees to any services agreed upon by both parties in writing hereafter. The Company also agrees to the disclaimers below.

ROLES & RESPONSIBILITIES:

1.	Mr. Checkout will be responsible for creating relationship opportunities with its network of distributors.
2.	Mr. Checkout will build a client dashboard to track initial go-to-market strategy.
3.	Mr. Checkout will organize and handle initial education and introductions to an initial group of 3-5 distributors.
4.	Mr. Checkout will relay sales to new distributors once initial test group of distributors have had two turns on the initial orders.
5.	Company will report sales using template provided and pay commission every three (3) months after the execution of this agreement. Commission and reporting is due within thirty (30) days after the close of each quarter. If reporting of sales is not completed once a quarter regardless of sales, this agreement will be considered terminated by the Company.
6.	Company will be expected to email purchase orders from contacts introduced by Mr. Checkout within ten (10) business days after the initial purchase order is received.
7.	Company will be expected to contact all distributors, buyers and wholesalers introduced by Mr. Checkout within five (5) business days after the initial introduction. If Company is unable to contact any distributor after fourteen (14) days, Company must inform distribution manager accordingly.
8.	Company will inform Mr. Checkout of any alterations to product lines, new lines and current distributors.
9.	If Company retains a new staff member, Company is responsible for introducing that new staff member who will be responsible for handling the relationship to the distributors who have already been introduced.

DISCLAIMERS:

1.	Confidentiality: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose. Parties shall not use for any purpose other than as provided for in this Agreement share any contact information to any other Party pursuant to this Agreement, except for the purposes of introducing opportunities for sales and distribution.
2.	Collections Disclaimer: In disputes for breach of warranty and/or breach of agreement, the prevailing party shall be entitled to its attorney’s fees and costs. This agreement shall be interpreted under the laws of the State of Florida.
3.	Term of Agreement: This Agreement shall continue in full force and effect for a term of two (2) years from the date of execution and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns including purchasers of Company’s assets.
4.	Arbitration: All disputes, controversies or differences that may arise between the parties out of or in relation to or in connection with this Agreement, or the breach hereof, shall be finally settled exclusively by binding arbitration. Except in the case of a breach of this Agreement by Mr. Checkout, the Company hereby agrees to indemnify and hold Mr. Checkout harmless from and against any claim, demand, loss, financial or otherwise, damage, liability or cost, including legal fees and expenses. Arbitration will be in accordance with the United States Arbitration Act (Title 9, U.S. Code). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators.
5.	Termination: The Company may terminate this contract at any time for any reason by giving at least thirty (30) days notice in writing to Mr. Checkout. If the contract is terminated by the Company, Mr. Checkout will have considered the retainer on commissions as earned for the work completed as of the date of termination. Mr. Checkout may terminate this contract and refund the retainer at any time for any reason by giving at least thirty (30) days notice in writing to Company.

COMPENSATION:

1a. Commission Schedule: Mr. Checkout shall earn a standard commission of 5% unless sales goals specified below are met. Other than standard Products, Programs, and Services, compensation may be amended as agreed to in writing by both parties on a case-by-case basis prior to product presentation to account. The term on commission shall not exceed twenty four (24) months from the introduction of the distributor.

1b. Retainer on Commission: Company would pay a one time $5,000 retainer on commission against the first $100,000 in sales. Subsequent commissions shall be paid to Mr. Checkout via check or bank wire during the first thirty days (30) of the subsequent quarter after the advance once retainer has been met and exceeded. Commission will not be paid until the retainer has been met.

1c. Retainer Guarantee: Retainer on commission will be fully refunded in the case where purchases from distributors introduced by Mr. Checkout to the Company fail to justify $5,000 in commissions within the term of this agreement, in which case Mr. Checkout shall fully refund the retainer.

● Commissions on all sales under $500,000 per 12 month period are 5%, commissions shall be reduced from 5% to 4% after $500,000 net invoice sales, commissions shall be reduced from 4% to 3% after $1,000,000 in net invoice sales.

● Commissions on orders shall be considered earned to Mr. Checkout once the Company receives full payment on the invoice price for any particular order from any business introduced by Mr. Checkout. Existing Customers shall remain exempt from any due commissions, for which no commission shall be due Mr. Checkout.

● Commissions shall be computed on the net invoice price of the product. The “net invoice price” shall be computed by deducting from the gross sales price, all taxes, freight, insurance charges, credits (arising from returns or other adjustments), discounts, rebates or allowances of any kind.

Company Signature	Date: 6/29/20
Name, Title: Seth Shaw, CEO

Mr. Checkout Signature	Date: 6/29/20
Name, Title: Joel Goldstein, President

Page 2 of 2